Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-293265, 333-287678, 333-284767, 333-265445, 333-269536, 333-249805, and 333-276842) on Form S-8, (Nos. 333-282939, 333-282938, and 333-265448) on Form S-3 and (No. 333-278881) on Form S-1 of our report dated February 26, 2026, with respect to the financial statements of Biodesix, Inc.

/s/ KPMG LLP

Denver, Colorado
February 26, 2026